UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 28, 2018
CABOT OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (281) 589-4600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

As previously announced, on December 19, 2017, Cabot Oil & Gas Corporation (the Company) entered into a purchase and sale agreement with VOG Palo Verde LP, an affiliate of Venado Oil & Gas LLC, to sell all of its assets in the Eagle Ford Shale in Texas (the "Eagle Ford Shale Properties") for an agreed upon price of $765.0 million, with an effective date of January 1, 2018, subject to adjustments and customary terms and conditions. On February 28, 2018, the Company closed on the Eagle Ford Shale Properties and received $673.6 million, including $76.5 million previously received as a deposit, which includes preliminary purchase price adjustments of $58.6 million related to certain assets that were retained due to the Company's inability to obtain consents to assign certain assets at the initial closing and $32.8 million related to the net cash flows from the effective date to the closing date. On March 6, 2018, the Company closed on certain of the remaining Eagle Ford Shale Properties for which it was unable to assign at the initial closing and expects to receive additional proceeds of $52.8 million by the end of the first quarter of 2018. The Company expects to obtain consents to convey the remaining $5.8 million of Eagle Ford Shale Properties by the end of the second quarter of 2018.

Item 9.01    Financial Statements and Exhibits.

(b)    Pro Forma Financial Information

Unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2017 reflecting the sale of the Eagle Ford Shale Properties are attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

(d)    Exhibits

99.1    Unaudited Pro Forma Condensed Consolidated Balance Sheet of Cabot Oil & Gas Corporation as of December 31, 2017 and Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ TODD M. ROEMER
Todd M. Roemer
Vice President and Controller
Date: March 6, 2018

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